Exhibit 28(e)(iii)

                    FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

          THIS FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT is made as of November 17, 2009, by and between The 787 Fund, Inc., a Maryland corporation (the "Company"), on behalf of the Gabelli Enterprise Mergers and Acquisitions Fund (the "Fund"), and GABELLI & COMPANY, INC. (the "Distributor").

                                   WITNESSETH:

          WHEREAS, the Company and Distributor are parties to that certain Distribution Agreement, dated as of August 1, 2008 (the "Distribution Agreement"), pursuant to which the Distributor serves as distributor for the shares of the Company; and

          WHEREAS, the Company and Distributor desire to amend the Distribution Agreement to reflect the adoption by the Fund of a separate Rule 12b-1 Plan of Distribution on behalf of its Class AAA shares.

          NOW, THEREFORE, the parties hereby agree as follows:

          1. Paragraph 7(d) of the Distribution Agreement is hereby amended to:

               "Subject to Paragraph 9 below, the Distributor will bear the costs and expenses of printing and distributing any copies of any prospectuses and annual and interim reports of the Fund (after such items have been prepared and set in type) which are used in connection with the offering of Shares, and the costs and expenses of preparing, printing and distributing any other literature used by the Distributor or furnished by the Distributor for use in connection with the offering of the Shares and the costs and expenses incurred by the Distributor in advertising, promoting and selling Shares of the Fund to the public. The Fund has adopted a separate plan of distribution (collectively, the "Plan") pursuant to the provisions of rule 12b-1 of the 1940 Act on behalf of its Class A, Class B, Class C and Class AAA shares, respectively, each of which provides for the payment of administrative and sales related expenses in connection with the distribution of Fund shares and the Distributor agrees to take no action inconsistent with said Plan."; and

          2. The Distribution Agreement, as expressly amended hereby, shall continue in full force and effect.

          3. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one Agreement.

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          IN WITNESS WHEREOF, the parties hereto have executed this FIRST
AMENDMENT TO THE DISTRIBUTION AGREEMENT as of the day and year first above written.

                                        THE 787 FUND, INC.


                                        By: /s/ Bruce Alpert
                                            ----------------
                                        Name: Bruce Alpert
                                        Title: President


                                        GABELLI & COMPANY, INC.


                                        By: /s/ Bruce Alpert
                                            ----------------
                                        Name: Bruce Alpert
                                        Title: Vice President

                                        Witness: /s/ K. A. Boccaccio